EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-75531, No. 333-57006, No. 333-57008, No. 333-57010, No. 333-57012) of Varian Medical Systems, Inc. of our report dated October 29, 2001 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
December 14, 2001